Exhibit 1.01

IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK

IN RE SCWORX CORP. DERIVATIVE LITIGATION

Lead Case No. 1:20-cv-04554-JGK

EXHIBIT C

NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF STOCKHOLDER DERIVATIVE ACTIONS

TO: ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF SCWORX CORP. (“SCWORX” OR THE “COMPANY”) COMMON STOCK (TICKER SYMBOL: WORX) AS OF FEBRUARY 15, 2022.

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL WITH PREJUDICE OF STOCKHOLDER DERIVATIVE LITIGATION AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS.

IF THE COURT APPROVES THE SETTLEMENT OF THE DERIVATIVE ACTIONS, SCWORX SHAREHOLDERS WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND DISMISSAL WITH PREJUDICE, AND FROM PURSUING RELEASED CLAIMS.

THIS ACTION IS NOT A “CLASS ACTION.” THUS, THERE IS NO COMMON FUND UPON WHICH YOU CAN MAKE A CLAIM FOR A MONETARY PAYMENT.

PLEASE TAKE NOTICE that this action is being settled on the terms set forth in a Stipulation of Settlement, dated February 15, 2022 (the “Stipulation”). The purpose of this Notice is to inform you of:

  the existence of the above-captioned consolidated derivative action pending in the United States District Court for the Southern District Court (the “Court”) captioned In re SCWorx Corp. Derivative Litigation, Lead Case No. 1:20-cv-04554-JGK (the “Consolidated Action”),
  the existence of a similar derivative action pending in the Delaware Court of Chancery captioned Zarins, et al. v. Schessel, et al., Case No. 2020-0924-MTZ (together with the Consolidated Action, the “Derivative Actions”), the proposed settlement between Plaintiffs1 and Defendants reached in the Derivative Actions (the “Settlement”),

1 All capitalized terms used in this notice, unless otherwise defined herein, are defined as set forth in the Stipulation.

  the hearing to be held by the Court to consider the fairness, reasonableness, and adequacy of the Settlement and dismissal of the Consolidated Action with prejudice,
  Plaintiffs’ Counsel’s application for fees and expenses, and
  Plaintiffs’ monetary service awards.

This Notice describes what steps you may take in relation to the Settlement. This Notice is not an expression of any opinion by the Court about the truth or merits of Plaintiffs’ claims or Defendants’ defenses. This Notice is solely to advise you of the proposed Settlement of the Derivative Actions and of your rights in connection with the proposed Settlement.

Summary

On February 15, 2022, SCWorx, in its capacity as a nominal defendant, entered into the Stipulation to resolve the Derivative Actions filed derivatively on behalf of SCWorx, in the Court and in the Delaware Court of Chancery against certain current and former directors and officers of the Company and against the Company as a nominal defendant. The Stipulation and the settlement contemplated therein (the “Settlement”), subject to the approval of the Court, are intended by the Parties to fully, finally, and forever compromise, resolve, discharge, and settle the Released Claims and to result in the complete dismissal of the Derivative Actions with prejudice, upon the terms and subject to the conditions set forth in the Stipulation. The Settlement was reached after the Parties participated in a full-day videoconference mediation with Jed Melnick, Esq. of JAMS, a nationally recognized mediator with extensive experience mediating complex stockholder disputes similar to the Derivative Actions. The proposed Settlement requires the Company to adopt certain corporate governance reforms, as outlined in Exhibit A to the Stipulation.

In light of the substantial benefits conferred upon SCWorx by Plaintiffs’ Counsel’s efforts, after engaging in arm’s length negotiations with the assistance of the Mediator, the Individual Defendants agreed to cause their D&O insurers to pay Plaintiffs’ Counsel’s attorneys’ fee and expenses in the amount of $300,000 (the “Fee and Expense Amount”), subject to Court approval. Plaintiffs’ Counsel may also apply to the Court for $1,500 service awards to be paid to each of the three Plaintiffs (the “Service Awards”), to be paid out of the Fee and Expense Amount, which Defendants shall not oppose.

This notice is a summary only and does not describe all of the details of the Stipulation. For full details of the matters discussed in this summary, please see the full Stipulation and its exhibits posted on the Company’s website, www.scworx.com, contact Plaintiffs’ Counsel at the addresses listed below, or inspect the full Stipulation and its exhibits filed with the Clerk of the Court.

What are the Lawsuits About?

The Derivative Actions are brought derivatively on behalf of nominal defendant SCWorx and allege that the Individual Defendants breached their fiduciary duties and committed other violations of law by making and/or causing the Company to make materially false statements or omissions to the investing public, and by causing the Company to fail to maintain internal controls. Specifically, the Derivative Actions allege that Defendants issued false and misleading statements indicating that SCWorx had the capacity to successfully enter the market for selling COVID-19 test kits and had secured lucrative purchase and supply agreements for COVID-19 test kits purportedly worth millions of dollars for the Company

Why is there a Settlement of the Derivative Actions?

The Court has not decided in favor of Defendants or Plaintiffs in the Consolidated Action. Instead, the Parties have agreed to the Settlement to avoid the distraction, costs, and risks of further litigation, and because the Company has determined that the corporate governance reforms adopted by the Company as part of the Settlement provide substantial benefits to SCWorx and its shareholders.

Defendants have denied and continue to deny each and all of the claims and contentions alleged by Plaintiffs in the Derivative Actions. The Individual Defendants have expressly denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Derivative Actions. Nonetheless, Defendants have concluded that it is desirable for the Derivative Actions to be fully and finally settled in the matter and upon the terms and conditions set forth in this Stipulation.

The Settlement Hearing, and Your Right to Object to the Settlement

On March 25, 2022, the Court entered an order preliminarily approving the Stipulation and the Settlement contemplated therein (the “Preliminary Approval Order”) and providing for notice of the Settlement to be made to SCWorx shareholders. The Preliminary Approval Order further provides that the Court will hold a hearing (the “Settlement Hearing”) on June 29, 2022 at 2:30
p.m. before the Honorable John G. Koeltl at the U.S. District Court for the Southern District of New York, 500 Pearl Street New York, NY 10007 to among other things: (i) determine whether the proposed Settlement is fair, reasonable and adequate and in the best interests of the Company and its shareholders; (ii) consider any objections to the Settlement submitted in accordance with this Notice; (iii) determine whether a judgment should be entered dismissing all claims in the Consolidated Action with prejudice, and releasing the Released Claims against the Released Persons; (iv) whether the Court should approve the agreed-to Fee and Expense Amount; (v) whether the Court should approve the Service Awards, which shall be funded from the Fee and Expense Amount to the extent approved by the Court; and (vii) consider any other matters that may properly be brought before the Court in connection with the Settlement.

The Court may, in its discretion, change the date and/or time of the Settlement Hearing without further notice to you. The Court also has reserved the right to hold the Settlement Hearing telephonically or by videoconference without further notice to you. If you intend to attend the Settlement Hearing, please consult the Court’s calendar and/or the website of SCWorx, www.scworx.com for any change in date, time or format of the Settlement Hearing.

Any SCWorx shareholder who wishes to object to the fairness, reasonableness, or adequacy of the Settlement as set forth in the Stipulation, or to the agreed-upon Fee and Expense Amount or Service Awards, may file with the Court a written objection. An objector must at least twenty-one (21) calendar days prior to the Settlement Hearing: (1) file with the Clerk of the Court and serve (either by hand delivery or by first class mail) upon the below listed counsel a written objection to the Settlement setting forth (a) the nature of the objection, (b) proof of ownership of SCWorx common stock as of February 15, 2022 and through the date of the filing of any such objection, including the number of shares of SCWorx common stock held and the date of purchase or acquisition, (c) any and all documentation or evidence in support of such objection; (d) the identities of any cases, by name, court, and docket number, in which the shareholder or his, her, or its attorney has objected to a settlement in the last three years; and (2) if intending to appear, and requesting to be heard, at the Settlement Hearing, he, she, or it must, in addition to the requirements of (1) above, file with the Clerk of the Court and serve (either by hand delivery or by first class mail) upon the below listed counsel (a) a written notice of his, her, or its intention to appear at the Settlement Hearing, (b) a statement that indicates the basis for such appearance, (c) the identities of any witnesses he, she, or it intends to call at the Settlement Hearing and a statement as to the subjects of their testimony, and (d) any and all evidence that would be presented at the Settlement Hearing. Any objector who does not timely file and serve a notice of intention to appear in accordance with this paragraph shall be foreclosed from raising any objection to the Settlement and shall not be permitted to appear at the Settlement Hearing, except for good cause shown.

IF YOU MAKE A WRITTEN OBJECTION, IT MUST BE ON FILE WITH THE CLERK OF THE COURT NO LATER THAN JUNE 7, 2022. The Clerk’s address is:

Clerk of the Court,
U.S. District Court for the Southern District of New York, 500 Pearl Street
New York, NY 10007

YOU ALSO MUST DELIVER COPIES OF THE MATERIALS TO PLAINTIFFS’ COUNSEL AND DEFENDANTS’ COUNSEL SO THEY ARE RECEIVED NO LATER THAN JUNE 7, 2022. Counsel’s addresses are:

Counsel for Plaintiffs:

THE ROSEN LAW FIRM, P.A.
Phillip Kim
275 Madison Avenue, 40th Floor New York, NY 10016 Telephone: (212) 686-1060
E-mail: pkim@rosenlegal.com

THE BROWN LAW FIRM, P.C.
Timothy Brown

767 Third Avenue, Suite 2501 New York, NY 10017 Telephone: (516) 922-5427
E-mail: tbrown@thebrownlawfirm.net

GAINEY McKENNA & EGLESTON
Thomas J. McKenna
501 Fifth Avenue, 19th Floor
New York, NY 10017 Telephone: (212) 983-1300
Email: tjmckenna@gme-law.com

Counsel for Defendants:

KING & SPALDING LLP	PASHMAN STEIN WALDER HAYDEN, P.C.
Paul R. Bessette	Bruce S. Rosen Bell Works
1185 Avenue of the Americas New York, NY	101 Crawfords Corner Road, Suite 4202
10036 Telephone: (212) 556-2100	Holmdel, NJ 07733
Email: pbessette@kslaw.com	Telephone: (732) 852-2481
Telephone: (973) 457-0123
Email: brosen@pashmanstein.com
LAW OFFICES OF CAROLE R. BERNSTEIN
Carole R. Bernstein 41 Maple Avenue North
Westport, CT 06880
Telephone: (203) 255-8698
Email: cbernsteinesq@gmail.com

An objector may file an objection on his, her, or its own or through an attorney hired at his, her, or its own expense. If an objector hires an attorney to represent him, her, or it for the purposes of making such objection, the attorney must serve (either by hand delivery or by first class mail) a notice of appearance on the counsel listed above and file such notice with the Court no later than twenty-one (21) calendar days before the Settlement Hearing. Any SCWorx shareholder who does not timely file and serve a written objection complying with the above terms shall be deemed to have waived, and shall be foreclosed from raising, any objection to the Settlement, and any untimely objection shall be barred.

Any objector who files and serves a timely, written objection in accordance with the instructions above, may appear at the Settlement Hearing either in person or through counsel retained at the objector’s expense. Objectors need not attend the Settlement Hearing, however, in order to have their objections considered by the Court.

If you are an SCWorx shareholder and do not take steps to appear in this action and object to the proposed Settlement, you will be bound by the Judgment of the Court and will forever be barred from raising an objection to the settlement in this Consolidated Action, and from pursuing any of the Released Claims.

SCWORX SHAREHOLDERS AS OF FEBRUARY 15, 2022 WHO HAVE NO OBJECTION TO THE SETTLEMENT DO NOT NEED TO APPEAR AT THE SETTLEMENT HEARING OR TAKE ANY OTHER ACTION.

Interim Stay and Injunction

Pending the Court’s determination as to final approval of the Settlement, Plaintiffs and Plaintiffs’ Counsel, and any SCWorx shareholders, derivatively on behalf of SCWorx, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims derivatively against any of the Released Persons in any court or tribunal.

Scope of the Notice

This Notice is a summary description of the Derivative Actions, the complaints, the terms of the Settlement, and the Settlement Hearing. For a more detailed statement of the matters involved in the Derivative Actions, reference is made to the Stipulation and its exhibits, copies of which may be reviewed and downloaded at www.scworx.com.

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You may obtain further information by contacting Plaintiffs’ Counsel at: Timothy Brown, The Brown Law Firm, P.C., 767 Third Avenue, Suite 2501, New York, NY 10017, Telephone: (516) 922-5427, E-mail: tbrown@thebrownlawfirm.net; or Phillip Kim, The Rosen Law Firm, P.A., 275 Madison Avenue, 40th Floor, New York, NY 10016, Telephone: (212) 686-1060, E- mail: pkim@rosenlegal.com; or Thomas J. McKenna, Gainey McKenna & Egleston, 501 Fifth Avenue, 19th Floor, New York, NY 10017, Telephone: (212) 983-1300, E-mail: tjmckenna@gme- law.com. Please Do Not Call the Court or Defendants with Questions About the Settlement.

More information regarding this settlement can be found at the following link: Legal :: SCWorx, Corp. (WORX)